                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material under Rule 14a-12

                         MARCHFIRST, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if Other Than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
           schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                                MARCHFIRST, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 2000

To the Stockholders of
marchFIRST, Inc.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of marchFIRST, Inc. will be held at The Institute for Strategic Education, 320 North Elizabeth Street, Chicago, Illinois 60607, on Wednesday, May 24, 2000 at 10:00 a.m., central time. A proxy and a proxy statement for the Annual Meeting are enclosed.

    The Annual Meeting is being held for the following purposes:

    (1) To elect two directors of the first class to the Company's Board of Directors;

    (2) To approve the marchFIRST, Inc. Amended and Restated Employee Stock Purchase Plan; and

    (3) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on April 13, 2000 as the record date for determining stockholders entitled to notice of, and to vote, at the Annual Meeting or any adjournments thereof.

    Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying proxy statement.

                                          By Order of the Board of Directors,

                                          /s/ Edward V. Szofer

                                          Edward V. Szofer

                                          SECRETARY

Chicago, Illinois

April 28, 2000

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY.
  WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE
     COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED
        POSTAGE-PAID ENVELOPE FURNISHED FOR THAT PURPOSE. YOUR PROXY
          CAN BE WITHDRAWN AT ANY TIME BEFORE IT IS VOTED.

                                     [LOGO]

                                MARCHFIRST, INC.
                             311 South Wacker Drive
                                   Suite 3500
                          Chicago, Illinois 60606-6618
                                 (312) 922-9200

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 24, 2000

    The accompanying proxy is solicited by the Board of Directors of marchFIRST, Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders to be held at 10:00 a.m., central time, Wednesday, May 24, 2000, at The Institute for Strategic Education, 320 North Elizabeth Street, Chicago, Illinois 60607, and any adjournments thereof. This proxy statement and the accompanying form of proxy are initially being mailed to stockholders on or about April 28, 2000.

                       RECORD DATE AND OUTSTANDING SHARES

    The Board of Directors has fixed the close of business on April 13, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the record date, the Company had outstanding 146,348,802 shares of Common Stock, par value $.001 per share. Each of the outstanding shares of its Common Stock is entitled to one vote on all matters coming before the Annual Meeting.

                               VOTING OF PROXIES

    Robert F. Bernard and Edward V. Szofer, the persons named as proxies on the proxy card accompanying this proxy statement, were selected by the Board of Directors of the Company to serve in such capacity. Messrs. Bernard and Szofer each serve as an executive officer and director of the Company. The shares represented by each executed and returned proxy will be voted in accordance with the directions indicated thereon or, if no direction is indicated, in accordance with the recommendations of the Board of Directors contained in this proxy statement. The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the specific proposals referred to in this proxy statement and specified in the notice of Annual Meeting, and so far as is known to the Board of Directors, no other matters are to be brought before the Annual Meeting. As to any other business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                                     QUORUM

    The required quorum for the transaction of business at the Annual Meeting will be a majority of the outstanding shares of Common Stock entitled to vote on the record date. Broker non-votes are included for purposes of determining whether a quorum is present at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

                                 REQUIRED VOTE

    A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting is required to elect the nominees for director. Stockholders will not be allowed to cumulate their votes in the election of directors. Broker non-votes will have no effect in the election of directors. A majority of the votes of shares present in person or represented by proxy is required to approve the marchFIRST, Inc. Amended and Restated Employee Stock Purchase Plan. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on the voting of this proposal.

                         ANNUAL REPORT TO STOCKHOLDERS

    The Company's Annual Report to Stockholders for the year ended December 31, 1999, containing financial and other information pertaining to the Company, is being furnished to stockholders simultaneously with this proxy statement.

                                   PROPOSAL I
                             ELECTION OF DIRECTORS

    The Company's Board of Directors consists of eight directors. Article III of the Company's Second Amended and Restated Bylaws provides that the members of the Board of Directors shall be classified with respect to the terms for which its members shall hold office by dividing the members into three classes. At the Annual Meeting, two directors of the first class of the Company's Board of Directors will be elected for a term of three years expiring at the Annual Meeting of Stockholders in 2003. The nominees are presently serving as directors of the Company. See "--Nominees for Election as Directors" below.

    The six directors whose terms of office do not expire in 2000 will continue to serve after the Annual Meeting until such time as their respective terms of office expire or their successors are duly elected and qualified. See "--Other Directors" below.

    If at the time of the Annual Meeting either of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominee(s) as the Board of Directors recommends, or vote to allow the vacancy or vacancies created thereby to remain open until filled by the Board, as the Board recommends. The Board of Directors has no reason to believe that either of the nominees will be unable or will decline to serve as a director if elected.

NOMINEES FOR ELECTION AS DIRECTORS

    The names of the nominees for the office of director, together with certain information concerning such nominees, is set forth below:

NAME                                                     AGE      POSITION WITH THE COMPANY   DIRECTOR SINCE
----                                                   --------   -------------------------   --------------
Mark D. Kvamme (1)...................................     40      Director                         2000
Joseph Marengi (2)...................................     46      Director                         2000

------------------------

 (1) Member of Nominating Committee.

 (2) Member of Audit Committee.

    MARK D. KVAMME has served as a director of the Company since March 2000. From December 1998 to February 2000, Mr. Kvamme served as Chairman of the Board of USWeb Corporation ("USWeb"), a professional services firm which was acquired by the Company in March 2000. In 1989, Mr. Kvamme became a partner in CKS Group, Inc. ("CKS Group") and from 1991 until December 1998 served as the Chairman of its Board of Directors and Chief Executive Officer. USWeb acquired CKS Group in November 1998 (CKS Group, and the merged entity are each sometimes referred to in this proxy statement as "USWeb/CKS"). Prior to joining CKS Group, Mr. Kvamme held management and marketing positions at Wyse Technology, a terminal and personal computer manufacturer, International Solutions, Inc., a computer products distributor, and Apple Computer, Inc., a personal computer manufacturer.
Mr. Kvamme also serves as a director of Macromedia, Inc.

    JOSEPH MARENGI has served as a director of the Company since March 2000. From August 1998 to February 2000, Mr. Marengi served as a director of USWeb/CKS. Since July 1997, Mr. Marengi has served as Senior Vice President and Group General Manager for Dell Computer Corporation, a personal computer manufacturer. Prior to joining Dell, Mr. Marengi served as President and Chief Operating Officer of Novell, Inc., a network software company ("Novell"). He joined Novell in 1989 through its acquisition of Excelan.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS OF THE FIRST CLASS.

OTHER DIRECTORS

    The following persons will continue as directors of the Company after the Annual Meeting until their terms of office expire, as indicated below, or until their successors are elected and qualified.

                                                                             SERVED AS
NAME                              AGE         POSITION(S) WITH COMPANY     DIRECTOR SINCE   TERM EXPIRES
----                            --------   ------------------------------  --------------   ------------
Robert F. Bernard.............     38      Chairman of the Board, Chief         1984            2002
                                           Executive Officer and
                                           President
Paul D. Carbery (1) (2).......     39      Director                             1995            2001
W. Barry Moore (2) (3)........     59      Director                             1999            2002
David P. Storch (3)...........     47      Director                             1999            2001
Edward V. Szofer..............     40      Director, Chief Development          1995            2001
                                           Officer and Secretary
John R. Torell, III (1) (3)...     60      Director                             2000            2002

------------------------

 (1) Member of Nominating Committee.

 (2) Member of Audit Committee.

 (3) Member of Compensation Committee.

    ROBERT F. BERNARD, the founder of the Company, has served as Chief Executive Officer of the Company since its inception in 1984. From the Company's inception until its merger with USWeb/CKS in March 2000, Mr. Bernard served as the Company's Chairman of the Board. Mr. Bernard resumed his role as Chairman of the Board in late March 2000. From 1984 to August 1997, Mr. Bernard also served as the Company's President. Mr. Bernard resumed his role as President in March 2000. Mr. Bernard serves as Chairman of the education subcommittee of the Chicago Mayor's Council of Technology Advisors and is a director of Web
Street, Inc. and divine interVentures, inc.

    PAUL D. CARBERY has served as a director of the Company since August 1995. Mr. Carbery has been a general partner of Frontenac Company, a private equity investment management partnership, since June 1993 and was an associate of that firm from September 1989 to June 1993. He also serves as a director of Lante Corporation.

    W. BARRY MOORE has served as a director of the Company since July 1999.
Mr. Moore has been Vice Chairman of Kurt Salmon Associates, a leading global management-consulting firm serving the retail, consumer products and health care industries, since 1999 and has served as President for the North American and Asian practices of that firm since 1990. Prior to joining Kurt Salmon Associates, he was the Chief Operating Officer of Cable Atlanta, a media services provider. Prior to that time, Mr. Moore was a partner with Touche Ross Management Consulting, responsible for the Southeast and Middle Atlantic regions of the United States.

    DAVID P. STORCH has served as a director of the Company since July 1999.
Mr. Storch has been Chief Executive Officer of AAR Corp., a New York Stock Exchange listed aviation aftermarket support company, since October 1996 and has served as its President and Chief Operating Officer since 1989. Mr. Storch has also served as a director of AAR Corp. since 1989.

    EDWARD V. SZOFER has served as a director of the Company since August 1995 and has been its Secretary since May 1996 and its Chief Development Officer since March 2000. From August 1997 to March 2000, Mr. Szofer served as President of the Company. From December 1993 through July 1997, Mr. Szofer served as Vice President of the Company. From 1984 to December 1993, Mr. Szofer held various management positions with the Company in operations. Mr. Szofer was employed as a consultant of Arthur Andersen LLP prior to joining the Company.

    JOHN R. TORELL, III has served as a director of the Company since
March 2000. Mr. Torell has been the Chairman of Torell Management Inc., a private investment company since 1990. From February 1999 to September 1999, he served as a financial advisor at Mitchell Madison Group, a strategy consulting firm focused on business-to-business commerce. From 1990 to 1994, Mr. Torell served as Chairman and Chief Executive Officer of Fortune Bancorp, a savings and loan institution. Mr. Torell is also a director of American Home Products Corp., Heartland Technologies Inc., Volt Information Sciences Inc. and PaineWebber Group, Inc.

MEETINGS

    During the year ended December 31, 1999, the Board of Directors held seven meetings. During 1999, each person who served as director in that year attended at least 75% of the aggregate total number of meetings of the Board of Directors during the period for which he was a director and the total number of meetings held by all committees of the Board of Directors on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established an audit committee, compensation committee and nominating committee. Each of the audit committee, compensation committee and nominating committee currently consists entirely of directors who are not officers or employees of the Company.

    The audit committee, consisting of Messrs. Carbery, Marengi and Moore, is responsible for selection, reviewing the results and scope of audits and other services provided by the Company's independent auditors and reviewing the Company's audit and control functions and reporting to the full Board of Directors regarding all of the foregoing. The audit committee held two meetings during 1999.

    The compensation committee, consisting of Messrs. Moore, Torell and Storch, makes recommendations concerning salaries and incentive compensation for the employees of the Company, including the number of options to be granted to the Company's executive officers pursuant to its incentive compensation plans, and reporting to the full Board of Directors regarding the foregoing. The compensation committee held two meetings in 1999.

    The nominating committee, consisting of Messrs. Carbery, Kvamme and Torell, considers and recommends nominees for election to serve on the Company's Board of Directors. The nominating committee will not consider nominees recommended by stockholders. However, stockholders may nominate persons for election to the Board of Directors by following the procedure set forth in the Company's by-laws. The nominating committee was established in July 1999 and did not hold any meetings in 1999.

DIRECTOR COMPENSATION

    Members of the Board of Directors receive no cash compensation for their services as directors. Directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings.

    Non-employee directors participate in the Company's 1995 Incentive Stock Plan. The Company awards stock options to non-employee directors to further align director and stockholder interests, reflect industry practices and assist in attracting and retaining capable directors. In 1999, Paul D. Carbery received an option grant for 10,000 shares, vesting in equal increments over the two years remaining in his current term. Following their election at the Annual Meeting, Joseph Marengi and Mark D. Kvamme will each receive an option grant for 15,000 shares, vesting in equal increments over the three years of their new terms. Also, at that time, John R. Torrell, III will receive an option grant for 10,000 shares, vesting in equal increments over the two years remaining in his current term. The exercise price of each of these options equals, or will equal, the fair market value of the Company's Common Stock on the date of grant. These options will expire on the tenth anniversary of the date of the option grant.

                               EXECUTIVE OFFICERS

    Set forth below is a table identifying executive officers of the Company who are not identified in the tables entitled "Election of Directors--Nominees for Election as Directors" and "Election of Directors--Other Directors," above.

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Robert T. Clarkson........................     47      Chief Operating Officer
Bert B. Young.............................     46      Chief Financial Officer and Treasurer

    ROBERT T. CLARKSON was named Chief Operating Officer of the Company in
March 2000. From November 1999 until March 2000, he served as Chief Operating Officer of USWeb/CKS. Mr. Clarkson became the executive partner of the pan-European Region of USWeb/CKS upon consummation of the USWeb-CKS merger in December 1998 and later served as the executive partner of the Northwest Region. From February 1997 to December 1998, Mr. Clarkson served as Executive Vice President of CKS Group. Prior to joining CKS Group, Mr. Clarkson was a partner with the law firm of Wilson Sonsini Goodrich & Rosati.

    BERT B. YOUNG has served as the Chief Financial Officer and Treasurer of the Company since August 1999. Mr. Young joined the Company in 1997 as the Chief Information Officer before becoming the Chief Financial Officer and Treasurer. Mr. Young was previously the Vice President of Information Systems and Chief Information Officer at Waste Management, Inc., where he was responsible for a 300 person systems organization with a $70 million annual budget. He developed and implemented an international systems strategy while at that firm. Prior to joining Waste Management, Inc., Mr. Young was the Chief Financial Officer of a start-up regional airline.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These reporting persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16 forms they file. The Company notes that, during 1999 Mr. Bernard inadvertently filed one untimely report with respect to one transaction. The Company believes that all other Section 16 filing requirements applicable to its reporting persons were complied with by such persons.

                             EXECUTIVE COMPENSATION

    The following table provides information concerning the annual and long-term compensation for services in all capacities to the Company for the last three fiscal years of those persons who were at December 31, 1999 (a) the Chief Executive Officer and (b) the three other executive officers of the Company. The table also provides information concerning compensation for two additional individuals whose employment with the Company terminated in 1999 but who would have been among the Company's most highly compensated executive officers if they had been serving as executive officers at December 31, 1999 (collectively, with the Chief Executive Officer and the three other executive officers of the Company at December 31, 1999, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                                               --------------------------
                                                                                         AWARDS
                                                                               --------------------------
                                                                               RESTRICTED      SECURITIES
                                                       ANNUAL COMPENSATION       STOCK         UNDERLYING
                                                      ----------------------     AWARDS         OPTIONS        ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR     SALARY ($)   BONUS ($)      (1)             (#)       COMPENSATION #
---------------------------                --------   ----------   ---------   ----------      ----------   ---------------
Robert F. Bernard........................    1999      $     --     $    --     $     --        200,000        $342,149(3)
  Chairman of the Board and                  1998       130,152          --           --        102,000              --
  Chief Executive Officer (2)                1997       360,000      10,368           --         76,166              --
Edward V. Szofer.........................    1999      $290,385     $    --     $     --         27,708        $109,914(4)
  President and Secretary (2)                1998       242,789          --           --         82,000           1,200
                                             1997       218,750       6,480           --         45,316           1,200
Bert B. Young............................    1999      $236,250     $    --     $     --         42,166        $ 70,285(5)
  Chief Financial Officer and                1998       186,923          --           --         73,000           1,200
  Treasurer (2)                              1997        76,692          --           --         38,462              --
Michael J. Berent........................    1999      $340,385     $    --     $     --         78,823        $ 66,188(7)
  Chief Operating Officer (2)(6)             1998       305,769       4,500                      36,000              --
                                             1997        17,307          --      610,500(8)     110,000              --
Kevin M. Gaskey..........................    1999      $178,461     $    --     $     --         67,708        $  2,000(10)
  Chief Financial Officer and                1998       235,577          --           --         82,000           1,200
  Treasurer (9)                              1997       191,250       5,760           --         30,290           1,200
Stanley F. Martin........................    1999      $139,615     $    --     $     --         27,708        $ 62,881(12)
  Executive Vice President,                  1998       242,308          --           --        113,300           1,200
  Strategic Services (11)                    1997       189,327      33,069(13)        --        85,510              --

------------------------------

 (1) The Company did not issue any restricted stock or grant any stock appreciation rights to the Named Executive Officers in 1999 and 1998. None of the Named Executive Officers, other than Michael Berent, held restricted stock as of December 31, 1999.

 (2) As of December 31, 1999.

 (3) Represents the dollar value of the benefit to Mr. Bernard of premiums paid by the Company for split-dollar life insurance.

 (4) Includes $2,000 in Company matching contributions pursuant to the Company's 401(k) plan, and $107,914 representing the dollar value of the benefit to Mr. Szofer of premiums paid by the Company for split-dollar life insurance.

 (5) Includes $2,000 in Company matching contributions pursuant to the Company's 401(k) plan, and $68,285 representing the dollar value of the benefit to Mr. Young of premiums paid by the Company for split-dollar life insurance.

 (6) From December 1998 to June 1999, Mr. Berent served as Executive Vice President, North American Operations of the Company. From June 1999 to March 2000, he served as Chief Operating Officer of the Company. Since March 1, 2000, Mr. Berent has served as Chief Combination Officer and is no longer deemed to be an executive officer of the Company.

 (7) Represents the dollar value of the benefit to Mr. Berent of premiums paid by the Company for split-dollar life insurance.

 (8) The Company awarded Michael J. Berent 44,000 restricted shares on
     October 28, 1997. The value of the award is based on the closing price per share of the Common Stock on October 28, 1997, which was $13.875. As of December 31, 1999, 27,500 shares under the award were vested. The remainder of the award vests on varying dates and in varying amounts as follows:
     5,445 shares on February 29, 2000; 3,648 shares on September 1, 2000; 1,389 shares on October 28, 2000 and 6,018 shares on March 1, 2001. Mr. Berent continues to hold 24,000 of the restricted shares, which had a value of $1,287,120 on December 31, 1999. This value is based on the closing price per share of the Common Stock on December 31, 1999, which was $53.63.
     Mr. Berent will be entitled to all dividends declared on the Common Stock with respect to this award.

 (9) Mr. Gaskey's employment with the Company terminated in August 1999.

 (10) Represents Company matching payments under the Company's 401(k) plan.

 (11) Mr. Martin's employment with the Company terminated in July 1999.

 (12) Includes $2,000 in Company matching contributions pursuant to the Company's 401(k) plan and $60,881 which represents a severance payment.

 (13) Represents a relocation payment of $27,789 and a cash bonus of $5,280 paid in accordance with the Company's incentive policies.

OPTION GRANTS IN 1999

    The following table provides certain information with respect to the grant of stock options by the Company to the Named Executive Officers during 1999. No stock appreciation rights were granted to the Named Executive Officers by the Company in 1999.

                             OPTION GRANTS IN 1999

                                               INDIVIDUAL GRANTS(1)
                                 -------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                 NUMBER OF                                                   AT ASSUMED
                                 SECURITIES    % OF TOTAL                               ANNUAL RATES OF STOCK
                                 UNDERLYING     OPTIONS                                PRICE APPRECIATION FOR
                                  OPTIONS      GRANTED TO    EXERCISE                      OPTION TERM(2)
                                  GRANTED     EMPLOYEES IN    PRICE     EXPIRATION   ---------------------------
NAME                                (#)           1999       ($/SH.)       DATE         5%($)          10%($)
----                             ----------   ------------   --------   ----------   ------------   ------------
Robert F. Bernard..............    40,000          0.49%       27.63       1/4/09       694,929      1,761,085
                                   40,000          0.49%       26.34      1/14/09       662,805      1,679,677
                                   40,000          0.44%       23.00      3/31/09       578,583      1,466,243
                                   40,000          0.49%       30.31       7/1/09       762,472      1,932,253
                                   40,000          0.49%       37.31      10/1/09       938,562      2,378,501

Edward V. Szofer...............    27,708          0.34%       26.34      1/14/09       459,051      1,163,327

Bert B. Young..................    22,166          0.27%       26.34      1/14/09       367,294        930,793
                                   20,000          0.25%       23.69      7/26/09       297,970        755,115

Michael J. Berent..............    78,823          0.97%       26.34      1/14/09     1,306,107      3,309,849

Kevin M. Gaskey................    67,708          0.83%       26.34      1/14/09     1,121,856      2,843,004

Stanley F. Martin..............    27,708          0.34%       26.34      1/14/09       459,051      1,163,327

------------------------

 (1) These options have varying vesting dates ranging from January 1999 to October 2003. The exercise price is payable by check, by cashless exercise or, subject to certain limitations, by delivery of shares of Common Stock.

 (2) Potential realizable value is presented net of the option exercise price but before any federal or state income taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains are dependent on the future performance of the Common Stock and the option holder's continued employment throughout the vesting period. The potential realizable value does not represent the Company's prediction of its stock price performance. The amounts reflected in the table may not be achieved.

AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END 1999 OPTION VALUE

    The following table sets forth certain information with respect to option exercises in 1999, by the Named Executive Officers and Named Executive Officers' unexercised options at December 31, 1999. None of the Named Executive Officers held any stock appreciation rights at December 31, 1999.

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING            VALUE OF UNEXERCISED IN-THE-
                              SHARES                         UNEXERCISED OPTIONS AT        MONEY OPTIONS AT YEAR-END
                             ACQUIRED                             YEAR END 1999                   1999($)(1)
                                ON        VALUE REALIZED   ---------------------------   -----------------------------
NAME                       EXERCISE (#)       ($)(2)       EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                       ------------   --------------   -----------   -------------   -------------   -------------
Robert F. Bernard........         --        $      --        131,913        246,253       $ 4,582,054     $7,107,755
Edward V. Szofer.........         --               --        257,747         80,393        12,309,880      2,781,249
Michael J. Berent........     20,954          270,543         38,000        123,869         1,434,500      4,100,942
Bert B. Young............     20,000          330,625         45,164         88,464         1,538,451      2,965,656
Kevin M. Gaskey..........    166,754        3,391,345              0              0                --             --
Stanley F. Martin........     82,241        1,029,933              0              0                --             --

------------------------

 (1) The value per option is calculated by subtracting the exercise price from the closing price of the Common Stock on the Nasdaq National Market on December 31, 1999, which was $53.63.

 (2) The value is calculated by subtracting the exercise price per share from the fair market value at the time of exercise and multiplying by the number of shares exercised pursuant to the option.

EMPLOYMENT AGREEMENTS

    The Company is a party to substantially similar employment contracts with Messrs. Bernard and Szofer pursuant to which each of those individuals serves as an executive of the Company at compensation levels and terms to be agreed upon between those individuals and the Company. The agreements with Messrs. Bernard and Szofer provide that, upon termination of employment by the Company, other than for "cause," as defined in the agreements, or retirement, the Company shall pay the officer in equal semi-monthly installments over two years an amount equal to twice the executive's annual base compensation in effect at the time of termination. The agreement with Mr. Szofer also provides that, in the event of a "change in control" as defined in the agreements and the occurrence of certain events, and to the extent deductible under then applicable tax laws, the Company shall pay Mr. Szofer an amount equal to two times the sum of: (a) his most recent base annual compensation in effect at the date of the "change in control," and (b) the cash value of purchasing on an individual basis insurance protection, including dependent coverage, that is equal to the coverage then in effect with respect to the Company's health insurance plan, based upon the cost of such insurance coverage for a six-month period following the "change in control" date, payable in equal semi-monthly installments over two years.
Mr. Bernard's employment agreement does not provide for payments in the event of a "change in control." Each of Messrs. Bernard and Szofer is subject to noncompetitive, nonsolicitation and nondisclosure covenants under his employment agreement.

    The Company has also entered into similar letter agreements with Messrs. Szofer and Young regarding their continued employment with the Company following the merger with USWeb/CKS. The letter agreements provide that upon termination of employment by the Company other than for cause or upon the occurrence of certain constructive termination events, 50% of all then-unvested options that were subject to acceleration as provided in a 2000 amendment to the non-qualified stock options of Messrs. Szofer and Young shall become immediately exercisable. In addition, upon termination of Mr. Szofer's employment by the Company other than for cause or upon the occurrence of certain constructive termination events, 100% of all then-unvested options subject to the 1999 amendment to Mr. Szofer's non-qualified stock options shall become immediately exercisable. Mr. Young will receive severance pay equal to six month's base salary at the rate in effect at the time of the termination.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The compensation committee of the Board of Directors, which consists entirely of non-employee directors, establishes the Company's compensation strategy and policies and determines the nature and amount of all compensation for the Company's executive officers.

    The compensation committee recognizes that the Company's many achievements to date have been largely a result of the outstanding efforts of the Company's senior management team and that the Company's future success will depend substantially on its continued ability to attract, motivate and retain talented and dedicated senior executives. With this understanding, the compensation committee attempts to:

    - reward executives for superior individual and Company performance,

    - foster commitment to the annual and long-term business performance and growth of the Company,

    - align the interests of the management team and the Company's stockholders, and

    - provide executive compensation packages that are fair and competitive with those provided by the Company's competitors in the e-Business professional services industry.

To accomplish these goals, the compensation committee offers executive compensation packages consisting of three primary components:

    - base salaries,

    - annual cash incentive awards based upon achievement of pre-determined financial targets for the Company, as well as key individual contributions to the Company's strategic development, and

    - stock option awards, which enable the executives to profit only as stockholder value increases.

    In making its compensation decisions, the compensation committee considers overall Company financial performance, as well as individual executive contributions, as measured against certain objective and subjective factors, which the compensation committee considers important. The compensation committee also reviews compensation surveys prepared by industry sources and, in greater detail, compensation information with respect to publicly-traded companies in the e-Business professional services industry. These companies, which the Company considers its principal competitors for executive talent, are included in the Nasdaq Computer & Data Processing Services Index appearing in the performance graph in this proxy statement. Although the compensation committee does not target each item of compensation at a particular level relative to these comparative companies, the compensation committee does offer its executives the opportunity to earn highly competitive total compensation packages, provided the Company achieves certain financial targets and individual executive performance meets expectations.

BASE SALARIES

    Base salaries are established in consideration of the competitive marketplace, at levels which the compensation committee considers to be appropriate relative to the responsibilities, experience and individual performance of each executive officer, without assigning any specific weight to any factor. Although the financial performance of the Company is also taken into account in setting base salaries, cash incentive awards and stock options are the primary components of the executive compensation packages designed to link compensation to Company performance. Base salaries are generally subject to annual review for adjustment by the compensation committee. For 1999, the compensation committee decided to increase executive officers' base salaries based on a review of competitive practices and the growth of the Company. However, Mr. Bernard, the Company's Chairman and Chief Executive Officer, has entered into a special pay arrangement which is discussed further below. SEE "Chief Executive Officer Compensation."

INCENTIVE AWARDS

    Annual cash incentive awards are based upon achievement of pre-determined financial targets for the Company, as well as key individual contributions to the Company's strategic development. For 1999, the Company's executive officers did not earn any cash incentive awards based on results versus targets. See "Chief Executive Officer Compensation" below for information on the Chief Executive Officer.

    In keeping with the Company's philosophy of aligning executive and stockholder interests, executives are generally given the opportunity to elect to receive stock options in lieu of the cash compensation earned under the annual incentive plan, which many executives have done in previous years. By foregoing cash incentives for stock options, the variable "at risk" component of the executive's compensation package increases, further motivating executives to increase stockholder value over the long term and demonstrating their confidence in the future success of the Company. Under the program, the amount of the stock option granted in lieu of cash compensation is typically determined by the compensation committee based on consideration of a number of factors, including a present value estimate of stock option value, the degree of risk incurred by the executive and the positive economic impact to the Company of participation in the program. Because the Company's executive officers did not earn any cash incentive awards for 1999, they did not have the opportunity to receive stock options in lieu of such awards.

STOCK OPTIONS

    Stock option awards generally comprise the largest portion of the value of an executive's total compensation package and serve as the cornerstone of the Company's executive compensation program. The compensation committee believes that stock options align executive interests with those of stockholders, encourage retention of experienced personnel and create appropriate incentives to maximize stockholder value. The compensation committee generally makes annual stock option awards to the executive officers, depending upon the Company's financial performance for the previous year. Other factors in developing award levels include individual performance and industry practices. Stock options generally have exercise prices of no less than the fair market value of the Common Stock on the date of grant. Vesting schedules are used to encourage continued employment with the Company and to emphasize long-term performance.

CHIEF EXECUTIVE OFFICER COMPENSATION

    In 1998, the compensation committee, with the aid of an independent executive compensation consulting firm, recommended to the Board of Directors a reconfiguration of the compensation structure for the Chief Executive Officer. The reconfiguration further emphasized the Board of Directors' belief that the role of the chief executive is to create stockholder value.

    Under this program, effective with respect to 1999 compensation, salary and cash bonuses were eliminated, leaving stock options and their associated gains as the sole source of compensation. Without any base salary or bonus paid in cash, the Chief Executive Officer's compensation has been entirely dependent on the creation of incremental market value through setting strategic direction and achieving targeted financial performance. For 1999, Mr. Bernard, the present Chief Executive Officer consented to be employed under the structure and the Board of Directors approved its implementation. In March 2000, Mr. Bernard resumed his role as President of the Company. Although stock options will continue to be a primary component of compensation, as a result of his expanded duties as President, it is expected that Mr. Bernard will receive a salary during 2000.

    During 1999, options to purchase an aggregate of 200,000 shares of Common Stock were granted to the Chief Executive Officer under this compensation structure. The compensation committee and the Board of Directors believe that this structure will help insure a focus by the Chief Executive Officer on the strategic and financial results that build stockholder value.

COMPLIANCE WITH SECTION 162(m)

    The compensation committee currently intends for all compensation paid to its executive officers to be tax deductible to the Company pursuant to
Section 162(m) of the Internal Revenue Code. Section 162(m) provides that compensation paid to the executive officers in excess of $1,000,000 cannot be deducted by the Company for federal income tax purposes unless, in general, such compensation is performance-based, is established by a committee of independent directors and is objective, and the plan or agreement providing for such performance-based compensation has been approved in advance by stockholders. The compensation committee believes that the requirements of Section 162(m) may arbitrarily impact the Company. Accordingly, in the future, the compensation committee may determine to adopt a compensation program that does not satisfy the conditions of Section 162(m) if in its judgment, after considering the additional costs of not satisfying Section 162(m), such program is appropriate.

                             COMPENSATION COMMITTEE

DURING THE YEAR ENDED DECEMBER 31, 1999:     SINCE MARCH 1, 2000:
W. Barry Moore                               W. Barry Moore
Lawrence P. Roches                           John R. Torell, III
David P. Storch                              David P. Storch

                               PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total returns for the Company, the Nasdaq Stock Market-U.S. Index and the Nasdaq Computer & Data Processing Services Index during the period commencing on May 3, 1996, the date of the Company's initial public offering, and ending on December 31, 1999. The comparison assumes $100 was invested on May 3, 1996 in the Common Stock, the Nasdaq Stock Market-U.S. Index and the Nasdaq Inc. Computer & Data Processing Services Index and assumes the reinvestment of all dividends, if any.

    Note: The Common Stock performance shown below is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                 NASDAQ COMPUTER &
                                   Nasdaq Stock    Data Processing
          marchFIRST, Inc.  Market - U.S. Index     Services Index
5/3/96             $100.00               100.00             100.00
12/31/96           $209.18               109.04             107.22
12/31/97           $279.59               133.87             131.68
12/31/98           $451.10               188.18             236.10
12/31/99           $875.15               340.10             497.14

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    Except as otherwise indicated, the following table sets forth, as of March 31, 2000, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock,
(ii) each of the Named Executive Officers, (iii) each director of the Company, and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each person named below has (a) an address in care of the Company's principal executive offices, and (b) to the Company's knowledge, sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person.

                                                                            PERCENTAGE
NAME                                                            TOTAL      OF OWNERSHIP
----                                                          ----------   -------------
Robert F. Bernard (1).......................................  12,832,535        8.8%
Paul D. Carbery (1).........................................       5,000          *
Robert T. Clarkson (1)......................................     254,858          *
Mark D. Kvamme (1)..........................................   1,312,963          *
Joseph Marengi (1)..........................................      21,408          *
W. Barry Moore (1)..........................................       5,000          *
David P. Storch.............................................          --          *
Edward V. Szofer (1)........................................     955,154          *
John R. Torell, III (1).....................................     208,012          *
Bert B. Young (1)...........................................      96,993          *
Kevin M. Gaskey.............................................          --          *
Stanley F. Martin...........................................          --          *
Directors and executive officers as a group (10 persons)
  (1).......................................................  15,686,923       10.7%

------------------------

  * less than 1%

 (1) Includes shares of Common Stock which can be acquired through the exercise of options within 60 days of March 31, 2000, as follows: Robert F. Bernard 185,313; Paul D. Carbery 5,000; Robert T. Clarkson 250,326; Mark D. Kvamme 86,438; Joseph Marengi 21,408; W. Barry Moore 5,000; Edward V. Szofer 314,674; John R. Torell, III 3,604; Bert B. Young 94,953; and all executive officers and directors as a group 966,716.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Prior to September 1999, Robert F. Bernard, the Company's Chief Executive Officer was a 16% owner of Fortress Technologies, Inc. ("Fortress"). During 1999 until the sale of Fortress's business on September 9, 1999, the Company leased certain employees to Fortress and provided certain incidental office equipment rental to Fortress in exchange for a total of $2,053,989.

    Mr. Bernard acquired a one-third interest in Fourth Floor Consulting, Inc. ("Fourth Floor") on September 23, 1999, and entered into a credit agreement with Fourth Floor. From August 31, 1999 to February 8, 2000, Fourth Floor purchased a total of $3,550,000 in professional consulting services from the Company dated August 31, 1999. On February 8, 2000, the Company purchased a license of Fourth Floor's business model for a one-time royalty of $4,155,000. Fourth Floor repaid Mr. Bernard the amount he had loaned Fourth Floor.

    On December 16, 1999, the Company purchased from Covalex.com, Inc. ("Covalex") 2,500,000 shares of convertible preferred stock for $2,500,000 and loaned Covalex $1,250,000 at an interest rate of 10% per annum, due August 31, 2000. Covalex entered into a consulting services agreement with the Company and paid a nonrefundable retainer of $2,500,000 to the Company. Subsequently, on March 21, 2000, the

Company purchased an additional 1,179,245 shares of convertible preferred stock for $2,500,000, and Covalex paid an additional $2,000,000 nonrefundable retainer to the Company. Robert F. Steel, who was a director of the Company through February 29, 2000, is an executive officer, director and approximately 19% shareholder of Covalex. The Company's equity interest in Covalex was transferred to BlueVector, L.L.C. ("BlueVector") in 2000, as part of the Company's capital contribution for its 50% interest in BlueVector.

    On January 19, 2000, the Company and Form and Function Capital L.L.C. ("Form and Function") each purchased from HomeOriginals.com, Inc. ("HomeOriginals") 400,000 shares of convertible preferred stock for $2,000,000. Mr. Bernard is a 90% owner of Form and Function. As part of this transaction, the Company loaned Form and Function the $2,000,000 purchase price. On April 14, 2000, Form and Function repaid the loan with interest at a rate of 8% per annum. On
January 19, 2000, HomeOriginals entered into a consulting services agreement with the Company agreeing to the purchase of no less than $4,000,000 of services.

    In July 1999, the Company entered into an agreement with Stanley F. Martin, who was the Company's Executive Vice President, Strategic Services since December 1998 through July 1999, regarding the termination of his employment with the Company (the "Martin Agreement"). Pursuant to the Martin Agreement, the Company agreed to pay to Mr. Martin approximately $5,000 which represents the amount payable with respect to certain health care benefits. The Company also agreed that previously granted options to purchase up to 34,870 shares of the Company's Common Stock would become fully vested as of the date of the Martin Agreement.

    In August 1999, the Company entered into an agreement with Kevin M. Gaskey, who was the Company's Chief Financial Officer and Treasurer since April 1990 through August 1999, regarding the termination of his employment with the Company (the "Gaskey Agreement"). Pursuant to the Gaskey Agreement, the Company agreed that previously granted options to purchase up to 48,600 shares of the Company's Common Stock would become fully vested as of the date of the Gaskey Agreement.

                                  PROPOSAL II
             APPROVAL OF THE MARCHFIRST, INC. AMENDED AND RESTATED
                          EMPLOYEE STOCK PURCHASE PLAN

GENERAL

    The Company's Employee Stock Purchase Plan ("ESPP") was adopted by the Board of Directors and approved by the stockholders on February 26, 1996. A total of 100,000 shares of Common Stock were initially reserved for issuance under the ESPP. After giving effect to a four-for-one stock split in April 1996, a two-for-one stock split in December 1996 and a two-for-one stock split in July 1998, the number of shares reserved for issuance under the ESPP increased from 100,000 shares to 1,600,000 shares. In connection with the Company's merger with USWeb/CKS, the Company assumed outstanding options under the USWeb 1997 Employee Stock Purchase Plan and CKS Group, Inc. 1997 Employee Stock Purchase Plan.

    The Board of Directors believes that it is in the best interests of the Company to continue to provide employees with an opportunity to purchase Common Stock through payroll deductions. There currently are approximately 650,000 shares of Common Stock originally reserved and remaining available for issuance under the ESPP. This amount is inadequate to meet anticipated demand, as the Company expects significantly increased participation in the ESPP, largely due to the increased number of employees resulting from the Company's merger with USWeb/CKS. On April 3, 2000, the Board of Directors approved the amendment and restatement to the ESPP to increase the number of shares reserved under the ESPP by 6,650,000 shares, or approximately 4.6% of the outstanding shares of Common Stock as of the record date, from 1,600,000 to 8,250,000 shares. Stockholder approval of the amended and restated ESPP is being sought as required under the ESPP and applicable provisions of the Internal Revenue Code.

Following the approval of the amended and restated ESPP, there will be a total of approximately 7,300,000 shares available for issuance under its ESPP, which is equal to approximately 5.0% of the outstanding Common Stock as of the record date. This amount excludes the 1,467,664 shares originally reserved and remaining available for issuance pursuant to outstanding options under the USWeb 1997 Employee Stock Purchase Plan and the CKS Group, Inc. 1997 Employee Stock Purchase Plan. The amended and restated ESPP also reflects certain other changes to the terms of the ESPP as originally adopted and approved by stockholders. The discussion below describes the terms of the ESPP as amended and restated.

SUMMARY OF THE ESPP

    The following is a brief summary of certain provisions of the ESPP, as amended and restated.

    PURPOSE

    The purpose of the ESPP is to provide employees of the Company and of its qualified subsidiaries (as that term is defined in the ESPP) designated by the Board of Directors with an opportunity to purchase Common Stock of the Company at a discount through voluntary automatic payroll deductions and to encourage such employees to continue in the employ of the Company and such subsidiaries.

    ADMINISTRATION

    The ESPP is currently administered by the compensation committee of the Board of Directors (the "Committee"). All questions of interpretation or application of the ESPP are determined in the sole discretion of the Committee, and its decisions are final and binding upon all participants. Members of the Board of Directors who are eligible employees are permitted to participate in the ESPP but may not serve on the Committee. No charges for administrative or other costs may be made against the payroll deductions of a participant in the ESPP. Members of the Committee receive no additional compensation for their services in connection with the administration of the ESPP.

    ELIGIBILITY

    Any person who is a current employee of the Company (or of any of its qualified subsidiaries designated by the Board of Directors) as of the last business day prior to an enrollment date is eligible to participate in the ESPP. As of the record date, approximately 8,800 employees were eligible to participate in the ESPP and approximately 5,200 employees were participating.

    OFFERING PERIODS AND PURCHASE PERIODS

    The ESPP is currently implemented by consecutive overlapping 24-month offering periods each consisting of four consecutive six-month purchase periods. The offering periods begin on each April 1 and October 1 during the term of the ESPP or such other date as the Committee shall determine. The Committee in its discretion may change the duration and start dates of future offering periods.

    Eligible employees may elect to participate as of the first day of any offering period. Any such election shall be made by completing and forwarding an enrollment and payroll deduction authorization form to the Company prior to such date. An employee who becomes eligible to participate in the ESPP after the commencement of an offering period may not participate in the ESPP until the commencement of the next offering period.

    PURCHASE PRICE

    The purchase price per share at which shares are purchased under the ESPP is the lower of (a) 85% of the fair market value of a share of the Company's Common Stock on the first day of the offering period or (b) 85% of the fair market value of a share of the Company's Common Stock on the last day of the applicable purchase period. The fair market value of the Common Stock on a given date is equal to the average of the high and low sales price as reported by Nasdaq on such date, or if there were no sales on such date, the last preceding date on which sales were reported.

    PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

    ESPP shares are purchased with funds that are accumulated through payroll deductions during the offering period. The deductions may not exceed 15% of a participant's cash compensation for each payroll period before any deduction for required federal or state withholding or other amounts which may be withheld. A participant may increase or decrease the rate of payroll deduction as of any subsequent enrollment date by completing and filing with the Company a revised payroll deduction authorization form. Subject to certain limitations contained in the ESPP, a participant may increase or decrease his or her rate of payroll deductions during an offering period by completing and filing a revised payroll deduction authorization form with the Company. All payroll deductions are credited to the participant's payroll deduction account under the ESPP. No interest is credited to any payroll deductions account.

    PURCHASE OF STOCK; EXERCISE OF OPTION

    On the last day of each purchase period, the amount credited to each participating employee's payroll deduction account shall be applied to purchase as many shares of the Company's Common Stock as may be purchased with such amount at the applicable purchase price; provided, that no employee shall be permitted to purchase more than 1,600 shares during any purchase period or to purchase shares having a fair market value in excess of $25,000 in any calendar year. Any amounts remaining in an employee's payroll deduction account as of such purchase date in excess of the amount that may properly be applied to the purchase of shares of the Common Stock shall be refunded to the employee as soon as practicable.

    WITHDRAWAL

    A participant may terminate his or her participation in the ESPP at any time by signing and delivering to the Company a notice of withdrawal from the ESPP. Upon receipt of such notice, payroll deductions on behalf of the employee shall be discontinued commencing with the second full payroll period following the Company's receipt of notice, and the employee may not again be eligible to participate in the ESPP until the next enrollment date. Amounts credited to the payroll deduction account of any employee who withdraws shall be paid to such employee as soon as practicable after receipt of such employee's notice of withdrawal.

    TERMINATION OF EMPLOYMENT

    If a participant's employment is terminated for any reason, including death, payroll deductions on behalf of the employee shall be discontinued and any amounts then credited to the employee's payroll deduction account for the then current offering period shall be returned to the employee and shall not be used to purchase shares of the Company Common Stock. However, in the case of retirement after age 55 or death of the participant, the participant or the participant's legal representative, as the case may be, may elect to have funds remain in the participant's payroll deduction account until the end of the next offering period and to have shares purchased in accordance with the terms of the ESPP.

    CAPITAL CHANGES

    If any change is made in the capitalization of the Company, such as stock splits, stock dividends, mergers or consolidations, which results in an increase or decrease in the number of shares of Common Stock outstanding, the number of shares available for sale shall be equitably adjusted by the Committee to give proper effect to such change.

    AMENDMENT AND TERMINATION OF THE ESPP

    The Board of Directors may at any time amend, suspend or terminate the ESPP. If the ESPP is amended, such amendment will not be effective unless it is approved within 12 months after the date of the adoption of such amendment by the Company's stockholders if required under the terms of the ESPP. Upon termination of the ESPP, all payroll deductions shall cease and all amounts then credited to the participating employees' payroll deduction accounts shall, at the option of the employee, be refunded or equitably applied to the purchase of whole shares then available for sale, and any remaining amounts shall be promptly refunded to the participating employees.

CERTAIN UNITED STATES FEDERAL INCOME TAX INFORMATION

    The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provision of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares have been held by the participant for more than two years after the offering date and more than one year after the purchase date, the lesser of: (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price, or
(b) the excess of the fair market value of the shares at the time the option was granted over the purchase price (which purchase price will be computed as of the grant date) will be treated as ordinary income, and any further gain will be treated as long-term capital gain. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income, and any further gain or any loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income reported by participants upon disposition of shares prior to the expiration of the two holding periods described above.

    The foregoing is only a summary of the effect of United States federal income taxation upon the participant and the Company under laws and regulations currently in effect with respect to the purchase of shares under the ESPP, is not intended to be complete and does not discuss the income tax laws of any municipality, state or foreign country.

PARTICIPATION IN THE ESPP

    Participation in the ESPP is voluntary and dependent on each eligible employee's election to participate and such employee's determination as to the level of payroll deduction. Accordingly, future purchases under the ESPP are not determinable. Non-employee directors are not eligible to participate in the ESPP. The following table sets forth certain information regarding shares purchased under the ESPP during the last fiscal year and the payroll deductions accumulated at the end of the last fiscal year in accounts under the ESPP for each of the Named Executive Officers, for all executive officers as a group, for all non-executive officer directors as a group and for all non-executive officer employees who participated in the ESPP as a group:

                                 PLAN BENEFITS
                          EMPLOYEE STOCK PURCHASE PLAN

                                                              NUMBER OF SHARES
NAME OF INDIVIDUAL OR IDENTITY OF GROUP AND POSITION           PURCHASED (#)     DOLLAR VALUE ($)(1)
----------------------------------------------------          ----------------   -------------------
Robert F. Bernard ..........................................            0                    --
  Chairman and Chief Executive Officer(2)

Edward V. Szofer ...........................................            0                    --
  President and Secretary(2)

Bert B. Young ..............................................            0                    --
  Chief Financial Officer and Treasurer(2)

Michael J. Berent ..........................................            0                    --
  Chief Operating Officer(2)(3)

Kevin M. Gaskey ............................................            0                    --
  Chief Financial Officer and Treasurer(4)

Stanley F. Martin ..........................................            0                    --
  Executive Vice President, Strategic Services(5)

All executive officers as a group...........................            0                    --

All non-executive officer directors as a group..............            0                    --

All non-executive officer employees as a group..............      353,505            $7,168,889

------------------------

(1) Market value of shares on date of purchase, minus the purchase price under the ESPP.

(2) As of December 31, 1999.

(3) From December 1998 to June 1999, Mr. Berent served as Executive Vice President, North American Operations of the Company. From June 1999 to March 2000, he served as Chief Operating Officer of the Company. Since March 1, 2000, Mr. Berent has served as Chief Combination Officer and is no longer deemed to be an executive officer of the Company.

(4) Mr. Gaskey's employment terminated in August 1999.

(5) Mr. Martin's employment terminated in July 1999.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MARCHFIRST, INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN.

                              INDEPENDENT AUDITORS

    The Company's independent public accountants for 1999 were KPMG LLP and the Board of Directors, upon recommendation of the audit committee, has selected KPMG LLP to audit the financial statements of the Company for the year ending December 31, 2000. It is expected that representatives of KPMG LLP will be present at the Annual Meeting and available to respond to questions. Such representatives will be given an opportunity to make a statement if they desire to do so.

                             MISCELLANEOUS MATTERS

STOCKHOLDER LIST

    A list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of, and number of shares registered in the name of, each stockholder, will be open to the examination of any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, commencing May 14, 2000 and continuing through the date of the Annual Meeting, at the principal executive offices of the Company, 311 South Wacker Drive, Suite 3500, Chicago, Illinois 60606-6618.

SOLICITATION

    The cost of this proxy solicitation will be borne by the Company. The Company may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at the Company's expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by the Company for their reasonable out-of-pocket expenses of solicitation. The Company does not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expended for a proxy solicitation for an election of directors in the absence of a contest.

PROPOSALS OF STOCKHOLDERS

    Proposals of stockholders for inclusion in proxy materials for the 2001 annual meeting of stockholders must be received by the secretary of the Company no later than December 31, 2000. In addition, notice of any business to be brought before the 2001 annual meeting of stockholders by a stockholder must be delivered to the Company's corporate secretary, together with certain prescribed information, not less than 60 and not more than 90 days prior to May 24, 2001; provided that if the date of the 2001 Annual Meeting is either 30 days prior to or more than 60 days after May 24, 2001, then such stockholder's notice must be delivered not later than the later of 60 days prior to the Annual Meeting date or ten days following the day on which public announcement of the meeting date is first made.

ADDITIONAL INFORMATION

    The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission, upon the written request of any person who is a stockholder as of the record date. Requests for such materials should be directed to marchFIRST, Inc., 311 South Wacker Drive, Suite 3500, Chicago, Illinois 60606-6618, Attention: Corporate Secretary.

    Please mark, date, sign and return the enclosed proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. A prompt return of your proxy will be appreciated.

                                          By Order of the Board of Directors,

                                          /s/ Edward V. Szofer

                                          Edward V. Szofer

Chicago, Illinois

April 28, 2000

                                MARCHFIRST, INC.
                              AMENDED AND RESTATED
                          EMPLOYEE STOCK PURCHASE PLAN
                          (AMENDED AS OF APRIL 3, 2000)

The purpose of the marchFIRST, Inc. Amended and Restated Employee Stock Purchase Plan (the "Plan") is to provide an opportunity for the employees of marchFIRST, Inc., formerly known as Whittman-Hart, Inc., (the "Company") and any qualified subsidiaries to purchase shares of the Common Stock, par value $.001 per share, of the Company ("Common Stock") at a discount through voluntary automatic payroll deductions and to encourage such employees to continue in the employ of and to exert their best efforts on behalf of the Company and such subsidiaries. The Plan was approved by the stockholders of this Company on February 26, 1996.

1. SHARES SUBJECT TO PLAN. The aggregate number of shares of Common Stock ("Shares") that may be sold pursuant to the Plan is one million, six hundred thousand and 00/100 shares (1,600,000).(1) Such Shares may be authorized but unissued Common Stock, treasury shares or Common Stock purchased in the open market. If there is any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by reason of any merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number of Shares available for sale shall be equitably adjusted by a committee ("Committee") appointed to administer the Plan to give proper effect to such change.

2. ADMINISTRATION. The Plan shall be administered by a Committee consisting of at least three members of the Board of Directors of the Company appointed from time to time. Each member of the Committee shall be a non-employee director of the Board of Directors. For as

-------------
(1) Total amount of shares that may be sold pursuant to the Plan is being increased to eight million, two hundred and fifty thousand and 00/100 shares (8,250,000), subject to shareholder approval.

long as it continues to meet this requirement, the Compensation Committee of the Board of Directors of the Company shall serve as the Committee. The Committee shall have the authority to make rules and regulations governing the administration of the Plan, and any interpretation or decision made by the Committee regarding the administration of the Plan shall be final and conclusive. The Committee may determine prior to each Offering Period (as defined in paragraph 7) to limit the number of Shares which may be offered during that Offering Period and the manner of allocating the Shares among eligible employees.

3.   ELIGIBILITY.

     (a) All employees of the Company and of any qualified subsidiary of the Company which may be designated by the Company's Board of Directors, other than employees who have not been employed full time as of the last business day prior to an Enrollment Date, shall be eligible to participate in the Plan. For the purposes of this Plan, the term "qualified subsidiary" means any subsidiary, more than 80% of the total combined voting power of all classes of stock of which is now owned or hereafter acquired by the Company or any such qualified subsidiary.

     (b) Notwithstanding anything to the contrary in this Plan, the Company shall not permit the exercise of any option to purchase Shares under this Plan:

          (i) by any employee who, immediately after the option is granted, would own shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary; or

          (ii) which would permit an employee's options to purchase shares under this Plan, or under any other qualified employee stock purchase plan maintained by the Company or any subsidiary, to accrue at a rate in excess of $25,000 of the fair market value of such shares (determined at the time such options are granted) for each calendar year in which the option is outstanding at any time.

     For the purposes of this paragraph 3(b), the provisions of Section 424(d) of the Internal Revenue Code of 1986, as amended (the "Code") shall apply in determining the stock ownership of an employee, and the shares which an employee may purchase under outstanding rights or options shall be treated as shares owned by the employee.

4.   PARTICIPATION.

     (a) An eligible employee may elect to participate in the Plan as of any "Enrollment Date." Enrollment Dates shall occur on the first day of each Offering Period (as defined in paragraph 7). Any such election shall be made by completing and forwarding an enrollment and payroll deduction authorization form to the Human Resources Department of the Company prior to such Enrollment Date, authorizing payroll deductions in an amount (to be specified as a whole percentage) not exceeding 15% of the employee's gross pay for the payroll period to which the deduction applies. For purposes of this Plan, the term "gross pay" means all base straight time gross earnings, overtime and commissions an employee would receive at each regular pay period date determined (before any deduction for required federal or state withholding and any other amounts which may be withheld pursuant to medical or health plans, retirement plans or otherwise), but shall not include shift premium, incentive compensation, incentive payments, bonuses and other compensation.

     (b) A participating employee may discontinue his or her participation in the Plan as provided in paragraph 6 hereof, or increase or decrease the rate of his or her payroll deductions as of any subsequent Enrollment Date by completing and forwarding a revised payroll deduction authorization form to the Human Resources Department of the Company. Subject to the limitations in paragraph 4(a), a participant may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing and filing with the Company a revised payroll deduction form authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of participation rate changes during any Offering Period. A change in the rate of participation during an Offering Period shall be effective with the second full payroll period following the Company's receipt of the revised payroll deduction form unless the Company elects to process a given change in participation more quickly.

     (c) Notwithstanding the foregoing, to the extent necessary to comply with
Section 423(b)(8) of the Code and paragraph 3(b)(ii) hereof, a participant's payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period. Payroll deductions shall recommence at the rate provided in such participant's payroll deduction authorization at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in paragraph 6 hereof.

5. PAYROLL DEDUCTION ACCOUNTS. The Company shall establish a "Payroll Deduction Account" for each participating employee, and shall credit all payroll deductions made on behalf of each employee pursuant to paragraph 4 to his or her Payroll Deduction Account. No interest shall be credited to any Payroll Deduction Account.

6. WITHDRAWALS. An employee may withdraw from an Offering Period at any time by completing and forwarding a written notice to the Human Resources Department of the Company. Upon receipt of such notice, payroll deductions on behalf of the employee shall be discontinued commencing with the second full payroll period following the Company's receipt of a written notice of withdrawal, and such employee may not again be eligible to participate in the Plan until the next Enrollment Date. Amounts credited to the Payroll Deduction Account of any employee who withdraws shall be paid to him (without interest thereon) as soon as practicable after receipt of his notice of withdrawal.

7.   OFFERING PERIODS; GRANT OF OPTION.

     (a) Except as otherwise provided in this paragraph 7, the Plan shall be implemented by consecutive, overlapping Offering Periods. An "Offering Period" is a period of approximately twenty-four (24) months during which an option granted under the Plan may be exercised, with a new Offering Period commencing on the first "trading day" on or after the first day of each April and October during the term of the Plan, or on such other date as the Committee shall determine, and continuing thereafter to the end of such period, subject to termination in accordance with paragraph 16 hereof. The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings.

     (b) Subject to the eligibility requirements and limitations set forth in paragraphs 3 and 4 hereof, on the Enrollment Date of each Offering Period, each eligible employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of Shares determined by dividing such participant's payroll deductions accumulated prior to such Exercise Date and retained in the participant's Payroll Deduction Account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an employee be permitted to purchase during each Purchase Period more than 1,600 Shares (subject to any adjustments made pursuant to paragraph

1), and provided further that such purchase shall be subject to the limitations set forth in paragraph 3(b) hereof. Exercise of the option shall occur as provided in paragraph 8 hereof, unless the participant has withdrawn pursuant to paragraph 6. The option shall expire on the last day of the Offering Period.

     (c) For purposes of this Plan, the term "Exercise Date" shall mean the last trading day of each Purchase Period. A "trading day" shall mean a day on which sales of Common Stock are reported on the Nasdaq National Market. A "Purchase Period" shall mean the approximately six-month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end with the next Exercise Date.

     (d) To the extent permitted by any applicable laws, regulations, or stock exchange rules, if the Fair Market Value (as defined below) of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

8.   EXERCISE OF OPTION TO PURCHASE SHARES.

     (a) Unless a participant withdraws from the Plan as provided in paragraph 6 hereof, his or her option for the purchase of Shares shall be exercised automatically on the Exercise Date, and the maximum number of full Shares plus any fractional interest in a Share subject to the option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his Payroll Deduction Account. Except as provided in paragraph 12, employees may purchase Shares only through payroll deductions, and cash contributions shall not be permitted. Any amounts remaining in an employee's Payroll Deduction Account as of the relevant Exercise Date in excess of the amount that may be properly applied to the purchase of Shares shall be refunded to the employee (without interest thereon) as soon as practicable.

     (b) The "Purchase Price" for Shares purchased shall be an amount equal to the lesser of (i) 85% of the average of the high and low reported sales prices of shares of Common Stock on the first day of the Offering Period as reported on the Nasdaq National Market, and (ii) 85% of the average of the high and low reported sales prices of shares of Common Stock on the last day of the Purchase Period as reported on the Nasdaq National Market. If no sales of Common Stock were reported on a date, the Purchase Price shall be determined from the average price of the Common Stock reported for the last preceding date on which sales of Common Stock were so reported. For purposes of this Plan, the "Fair Market Value" of a Share of Common Stock on the relevant measurement date shall mean the average of the high and low reported sales prices of shares of Common Stock on such date as reported on the Nasdaq National Market.

     (c) At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to a sale or early disposition of Common Stock by a participant.

9. BROKERAGE ACCOUNTS OR PLAN SHARE ACCOUNTS. By enrolling in the Plan, each participating employee shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for Plan share accounts for each participating employee to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm. Shares purchased by an employee pursuant to the Plan shall be held in the employee's brokerage or Plan share account ("Plan Share Account") in his or her name, or if the employee so indicates on his or her payroll deduction authorization form, in the employee's name jointly with a member of the employee's family, with right of survivorship. An employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may request that such Shares be held in his or her name as tenant in common with a member of the employee's family, without right of survivorship.

10. RIGHTS AS STOCKHOLDER. An employee shall have no rights as a stockholder with respect to Shares subject to any rights granted under this Plan until payment for such Shares has been completed at the close of business on the relevant Exercise Date. An employee shall have no right to vote any fractional interest in a Share credited to his account.

11. CERTIFICATES. Certificates for Shares purchased under the Plan will not be issued automatically. However, certificates for whole Shares purchased shall be issued as soon as practicable following an employee's written request. The Company may make a reasonable charge for the issuance of such certificates. Fractional interests in Shares shall be carried forward in an employee's Plan Share Account until they equal one whole Share or until the termination of the employee's participation in the Plan, in which event an amount in cash equal to the value of such fractional interest shall be paid to the employee in cash (subject to paragraph 12).

12. TERMINATION OF EMPLOYMENT. If a participating employee's employment is terminated for any reason, including death, if an employee is granted a leave of absence of more than 90 days duration or if an employee otherwise ceases to be eligible to participate in the Plan, payroll deductions on behalf of the employee shall be discontinued and any amounts then credited to the employee's Payroll Deduction Account for the then current Offering Periods shall be returned to him and shall not be used to purchase Shares; provided however, that in the event of retirement after age 55 (or such earlier qualified early retirement age as may be elected by the employee under the Company's 401 Profit Sharing Defined Contribution Plan and Trust or successor plan), the employee, or in the event of death, his legal representative, shall have the right to elect, by written notice given to the Treasurer of the Company, prior to the earlier of the end of the then current Offering Periods or the expiration of a period of sixty days commencing with the date of death or retirement to either:

     (a) withdraw all of the amounts then credited in the employee's Payroll Deduction Account; or

     (b) elect to purchase, effective on the Exercise Date next following the date of the employee's retirement or death, the number of full Shares which the accumulated amounts in the employee's Payroll Deduction Account will purchase at the applicable Purchase Price, and any excess in such account will be returned to the employee or legal representative, subject to the limitations in paragraph 3 hereof; or

     (c) elect to purchase the number of Shares which the employee would have been eligible to purchase on the next Exercise Date had amounts been continued to be deposited in the employee's Payroll Deduction Account during the current Offering Period pursuant to the employee's then current enrollment and payroll deduction authorization, provided such election is accompanied by a lump sum payment for the additional amount which would have been so withheld and deposited, subject to the limitations in paragraph 3 hereof. If the employee receives variable compensation, such lump sum amount shall be determined by the Company based upon prior compensation.

In the event no such written notice of election is received by the Treasurer of the Company, the retired employee or legal representative of a deceased employee shall be deemed to have elected option (a).

13. RIGHTS NOT TRANSFERABLE. Rights granted under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during an employee's lifetime only by the employee.

14. EMPLOYMENT RIGHTS. Neither participation in the Plan, nor the exercise of any option granted under the Plan, shall be made a condition of employment, or of continued employment with the Company or any subsidiary.

15. APPLICATION OF FUNDS. All funds received by the Company for Shares sold by the Company on any Exercise Date pursuant to this Plan may be used for any corporate purpose.

16. AMENDMENTS AND TERMINATION. The Board of Directors may amend the Plan at any time, provided that no such amendment shall be effective unless approved within 12 months after the date of the adoption of such amendment by the affirmative vote of stockholders holding shares of Common Stock entitled to a majority of the votes represented by all outstanding shares of Common Stock entitled to vote if such stockholder approval is required for the Plan to continue to comply with the requirements of Securities and Exchange Commission Regulation Section 240.16b-3 and Section 423 of the Internal Revenue Code. The Board of Directors may suspend the Plan or discontinue the Plan at any time. Upon termination of the Plan, all payroll deductions shall cease and all amounts then credited to the participating employees' Payroll Deduction Accounts shall at the option of the employee be refunded or equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts shall be promptly refunded to the participating employees.

17. APPLICABLE LAWS. This Plan, and all rights granted hereunder, are intended to meet the requirements of an "employee stock purchase plan" under Section 423 of the Code, as from time to time amended, and the Plan shall be construed and interpreted to accomplish this intent. Sales of Shares under the Plan are subject to, and shall be accomplished only in accordance with, the requirements of all applicable securities and other laws.

18. EXPENSES. Except to the extent provided in paragraph 11, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to participating employees, shall be borne by the Company and its subsidiaries.

                                marchFIRST, INC.

    PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2000.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Robert F. Bernard and Edward V. Szofer, and each of them, with full power of substitution, as attorneys and proxies for, and in the name and place of, the undersigned and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of the Company held of record by the undersigned as of April 13, 2000 that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 24, 2000 at 10:00 a.m., central time, at The Institute for Strategic Education, 320 North Elizabeth Street, Chicago, Illinois 60607, and at any adjournments thereof. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

              PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

  IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE MARK, SIGN, DATE AND RETURN
                      ALL CARDS IN THE ENCLOSED ENVELOPE.

                                marchFIRST, INC.

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" ALL OF THE NOMINEES FOR DIRECTOR AND "FOR" THE PROPOSAL TO APPROVE THE MARCHFIRST, INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

                               WITHHOLD
                         FOR   AUTHORITY
                         ALL    FOR ALL
1. Election of           / /      / /      NOMINEES: Mark D. Kvamme
   Directors (Terms
   to expire in 2003)                                Joseph Marengi

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

-----------------------------------------------

2. Proposal of the Board of Directors to approve the marchFIRST, Inc. Amended and Restated Employee Stock Purchase Plan.

            FOR                      AGAINST                     ABSTAIN
            / /                        / /                         / /

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, or any adjournments thereof.

         UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.

                                             Dated: ______________________, 2000

                                       Signature(s)_____________________________

Please, date and sign exactly as the name appears hereon. When signing as executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give title as such. When signing as a corporation, please sign in full corporate name by president or other authorized officer. When signing as a partnership or limited liability company, please sign in partnership or limited liability company name by an authorized person.

                            - FOLD AND DETACH HERE -

              PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.